UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2022 (September 1, 2022)

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56388	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 1.01. Entry into a Material Definitive Agreement.
On September 28, 2022, JPMorgan Chase Bank, N.A. (the “Assuming Lender”), entered into a joinder agreement in favor of North Haven Private Income Fund LLC (the “Company”) and ING Capital LLC, as administrative agent (in such capacity, the “Administrative Agent”), pursuant to which the Assuming Lender agreed to become a lender under the Senior Secured Revolving Credit Agreement (the “ING Facility”) and to provide a dollar or eurocurrency commitment of $50,000,000. Following the effectiveness of the joinder agreement, the aggregate amount of total commitments under the ING Facility is $925,000,000. The other material terms of the ING Facility remain unchanged. Borrowings under the ING Facility are subject to various covenants under the related agreements as well as the leverage restrictions contained in the Investment Company Act of 1940, as amended.
Item 3.02. Unregistered Sales of Equity Securities.
On September 1, 2022, the Company delivered a capital drawdown notice to its unitholders relating to the sale of approximately 2,781,090 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $53.8 million, reflecting $19.33 net asset value per unit. The sale closed on September 29, 2022.
The sale of Units was being made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On September 30, 2022, the Company disclosed the below information.
Distribution:
On September 26, 2022, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1200 per unit, representing an annualized distribution yield of approximately 7.4%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around October 5, 2022 to unitholders of record as of September 30, 2022.
Company's Portfolio:
As of August 31, 2022, the Company had investments in 190 portfolio companies across 45 industries with an aggregate par value of approximately $2,263.9 million, which consisted of 97.7% first lien debt investments, 1.2% second lien debt investments and 1.1% equity investments, based on par value. As of August 31, 2022, 100.0% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from August 1, 2022 through August 31, 2022, the Company had new investment commitments of approximately $97.2 million, of which approximately 100% were in directly originated senior secured loans. As of August 31, 2022, approximately 80% of the Company’s total investment commitments were in directly originated senior secured loans and equity investments and approximately 20% were in broadly syndicated loans which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value as of August 31, 2022:

Industry	Par ($ in millions)	% of Par
Software	$524.5	23.2%
Insurance Services	341.7	15.1
Commercial Services & Supplies	218.2	9.6
Health Care Providers & Services	158.4	7.0
Diversified Consumer Services	111.3	4.9
Distributors	86.8	3.8
Professional Services	81.7	3.6
Air Freight & Logistics	81.1	3.6
Chemicals	54.8	2.4
Industrial Conglomerates	52.6	2.3
Other	552.8	24.5
Total	$2,263.9	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value as of August 31, 2022:

Issuer	Par ($ in millions)	% of Par
World Insurance Associates	$67.5	3.0%
Kaseya	66.4	2.9
Integrity Marketing Group	52.9	2.3
Alliance Ground International	51.7	2.3
Anaplan	50.0	2.2
LegitScript	50.0	2.2
Risk Strategies Company Inc	49.6	2.2
Evergreen Services Group Inc	48.5	2.1
Excelitas Technologies	47.6	2.1
Associa	44.0	1.9
Other	1,735.7	76.8
Total	$2,263.9	100.0%
Net Asset Value:
As of August 31, 2022, the Company's aggregate net asset value was approximately $1,164.5 million and had $574.3 million of debt outstanding (at principal).
Recent Developments:
During the period from September 1, 2022 through September 23, 2022, the Company made new investment commitments of approximately $38.7 million, of which 100% were in directly originated senior secured loans. As of September 23, 2022, the Company had approximately $2,302.6 million of aggregate par value, approximately 80% of which were directly originated senior secured loans and equity investments and approximately 20% were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of September 23, 2022, approximately 98% of the aggregate par value are comprised of first lien debt investments. We continue to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as we further deploy capital.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2022	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer